Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Qorvo, Inc. for the registration of $850,000,000 4.375% Senior Notes Due 2029 and Guarantees and to the incorporation by reference therein of our reports dated May 20, 2020, with respect to the consolidated financial statements of Qorvo, Inc. as of March 28, 2020 and March 30, 2019 and for each of the two years in the period ended March 28, 2020, and the effectiveness of internal control over financial reporting of Qorvo, Inc. as of March 28, 2020, included in its Annual Report (Form 10-K) for the year ended March 28, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

June 24, 2020